EXHIBIT 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    24/7 Real Media provides marketing solutions to the digital advertising industry. Through its comprehensive suite of online marketing and technologies services, 24/7 Real Media connects media buyers and media sellers across multiple digital platforms and works closely with individual clients to develop a comprehensive, customized, value-enhancing solution. Our business is organized into two principal lines of business:

   o Integrated Media Solutions: 24/7 Real Media connects advertisers to audiences via Web-based advertising including banner ads, sponsorships, targeted search traffic delivery, and promotions, and also serves as a list broker for permission-based email lists.

   o Technology Solutions: OpenAdStream, our proprietary advertising delivery and management technology suite was developed by Real Media, which was subsequently acquired by 24/7 Media on October 30, 2001. 24/7 Real Media also partners with other companies to offer complementary plug-ins and modules. Through a global sales force and account management team, both local and centrally-served solutions are offered to Web sites, ad networks, ad agencies, and advertisers.

CRITICAL ACCOUNTING POLICIES

    Financial Reporting Release No. 60, which was recently released by the Securities and Exchange Commission (SEC), requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 1 of the Notes to the Consolidated Financial Statements includes a summary of the significant accounting policies and methods used by the Company.

    In addition, Financial Reporting Release No. 61 was recently released by the SEC to require all companies to include a discussion to address, among other things, liquidity, off balance sheet arrangements, contractual obligations and commercial commitments.

GENERAL

    The consolidated financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America. As such, the Company is required to make certain estimates, judgments and assumptions that management believes are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

    The significant accounting policies which the Company believes are the most critical to aid in fully understanding and evaluating the reported consolidated financial results include the following:

REVENUE RECOGNITION

    INTEGRATED MEDIA SOLUTIONS

    Our network revenues are derived principally from short-term advertising agreements in which we deliver advertising impressions for a fixed fee to third-party Web sites comprising our Network. Our email related revenues are derived principally from short-term delivery based agreements in which we deliver advertisements to email lists for advertisers and Web sites. Revenues are recognized as services are delivered provided that no significant obligations remain outstanding and collection of the resulting receivable is probable. Service revenue is derived from driving traffic to a client website or the delivery of email messages for clients both of which are recognized upon delivery. In addition, the revenue we derived from delivery of email was sold in May 2002.


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

    Third party Web sites that register Web pages with our network and display advertising banners on those pages are commonly referred to as "Affiliated Web sites." These third party Web sites are not "related party" relationships or transactions as defined in Statement of Financial Accounting Standards No. 57, "Related Party Disclosures." We pay Affiliated Web sites a fee for providing advertising space to our network. We also have agreements with various list owners in which we service its advertisers and other customers through the use of these lists. We become obligated to make payments to Affiliated Web sites, which have contracted to be part of our network, and list owners in the period the advertising impressions or emails are delivered. Such expenses are classified as cost of revenues in the consolidated statements of operations.

    TECHNOLOGY SOLUTIONS

    Our technology revenues are derived from licensing of our ad serving software and related maintenance and support contracts. In addition, we derived revenue from our broadband and professional services subsidiary, IMAKE, which was sold in January, 2002; and our email service bureau subsidiary, Exactis, and our third party ad serving subsidiary, Sabela, both of which were sold in May of 2001.

    Revenue from software licensing agreements is recognized in accordance with Statements of Position ("SOP") 97-2, "Software Revenue Recognition," and Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" upon delivery of the software, which is generally when customers begin utilizing the software, there is pervasive evidence of an arrangement, collection is reasonably assured, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fees to all elements of the arrangement. Revenue related to the central ad serving product is recognized based on monthly usage fees.

    Revenue from software maintenance and support services is recognized ratably over the life of the maintenance agreements, which typically do not exceed one year. Maintenance revenue invoiced in advance of the related services is recorded as deferred revenue. Expense from our licensing, maintenance and support revenues are primarily payroll costs incurred to deliver, modify and support the software. These expenses are classified as cost of revenues in the accompanying consolidated statements of operations.

ACCOUNTS RECEIVABLE

    We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by a review of their current credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that have been experienced in the past.

IMPAIRMENT OF LONG-LIVED ASSETS

    We assess the need to record impairment losses on long-lived assets, including fixed assets, goodwill and other intangible assets, to be held and used in operations whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, we estimate the undiscounted future cash flows to result from the use of the asset and its ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. Assets to be disposed of are carried at their lower of carrying value or fair value less costs to sell.

    On an on-going basis, management reviews the value and period of amortization or depreciation of long-lived assets, including goodwill and other intangible assets. During this review, we reevaluate the significant assumptions used in determining the original cost of long-lived assets. Although the assumptions may vary from transaction to transaction, they generally include revenue growth, operating results, cash flows and other indicators of value. Management then determines whether there has been an impairment of the value of long-lived assets based upon events or circumstances, which have occurred since acquisition. The impairment policy is consistently applied in evaluating impairment for each of our wholly owned subsidiaries and investments.

    The impairment factors evaluated by us may change in subsequent periods, given that our business operates in a highly volatile business environment. This could result in significant additional impairment charges in the future.

RESULTS OF OPERATIONS--2001 COMPARED TO 2000

FACTORS AFFECTING COMPARABILITY OF 2001 TO 2000

    On October 30, 2001, we acquired Real Media. This accounted for $3.4 million of revenue in the fourth quarter of 2001, which was equally derived from the Integrated Media Solutions and Technology Solutions segments. The merger created cost synergies for our combined company, one of which was to focus on Real Media's proprietary Open AdStream technology and abandon our existing ad serving technology, 24/7 Connect. The transition of the network business onto the Open AdStream platform began in December 2001 resulting in the elimination of redundant personnel and operating costs associated with the two ad serving platforms, Open AdStream and 24/7 Connect.

    During the latter part of 2000 and throughout 2001, in accordance with our business plan, we divested or discontinued many of our non-core assets, including:

   o In December 2000, the operations of AwardTrack were abandoned and in May 2001 we were able to sell the intellectual property.

   o In May 2001, we completed the sale of certain technology assets and intellectual property of Sabela and completed the shut down of Sabela operations on June 30, 2001.

   o  In May 2001, we completed the sale of Exactis, our email service bureau.

   o In August 2001, the operations of 24/7 Europe were shut down, which have been reclassified in our consolidated financial statements to reflect the disposition of this international segment.

The decline in 2001 revenue attributed to the disposition of these non-core assets was approximately $9.3 million as the operations collectively accounted for $8.2 million in revenue in 2001 versus $17.5 million in revenue in 2000, not including $10.6 million and $39.1 million for 2001 and 2000, respectively, related to Europe which is shown as part of discontinued operations in the consolidated statement of operations.

    In addition, in January 2002, we completed the sale of IMAKE, which has been treated as a discontinued operation. IMAKE's revenue for 2001 and 2000 was $6.1 million and $7.7 million, respectively. We also sold certain assets of our US email product in May 2002.

    As a result of our cost-cutting and divestiture efforts, which began in November 2000, we reduced our headcount by approximately 1,000 and closed several offices, both domestic and foreign.

    The core elements of our business that remain are:

   o Open AdStream ad serving technology, with one of the largest installed base of any ad serving solution in the world;

   o  The 24/7 Network, one of the largest branded ad networks online;

   o 24/7 iPromotions, one of the most innovative online promotions and sweepstakes services; and

   o 24/7 Website Results, a leading traffic driving and keyword monetizing solution.

REVENUES


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

    INTEGRATED MEDIA SOLUTIONS. Our Integrated Media Solutions revenues decreased $85.4 million, or 70.1% to $36.5 million for the year ended December 31, 2001 from $121.9 million for the year ended December 31, 2000. The decrease in revenue was due to a dramatic decrease in advertising dollars spent as the economy continued to deteriorate throughout 2001 as a result of the economic recession and the events of September 11, 2001. Online advertising was especially hard hit due to the collapse of the dot-com companies, which were a significant customer base and as the advertising dollars available went toward traditional media. Revenue was only slightly impacted by our decision to exit the AwardTrack product line and the Latin American market, which accounted for approximately $2.3 million or 2.7% of our overall decrease. The declines in revenue were partially offset by our merger with Real Media on October 30, 2001 which added $1.7 million or 2.0% and the inclusion of 24/7 Website Results for a full year in 2001 as compared to only four months in 2000, which added $0.7 million. 24/7 Website Results also moved to a revenue share model with several strategic partners in order to provide higher quality, more targeted traffic to their clients.

    TECHNOLOGY SOLUTIONS. Our Technology Solutions revenue decreased $6.7 million, or 40.9% to $9.8 million for year ended December 31, 2001 from $16.5 million for the year ended December 31, 2000. The decline in revenue associated with Exactis.com, our email service bureau, and Sabela Media, our third party ad server, both of which were sold in May of 2001, was $7.1 million. This was only partially offset by our merger with Real Media, which was only included since its merger on October 30, 2001 and increased revenues $1.7 million or 20.5%. The remaining change is due to the overall economic slowdown.

COST OF REVENUE AND GROSS PROFIT

    INTEGRATED MEDIA SOLUTIONS COST OF REVENUES AND GROSS PROFIT. The cost of revenues consists primarily of fees paid to affiliated Web sites, which are calculated as a percentage of revenues resulting from ads delivered on our Network; list providers and traffic providers; depreciation of our 24/7 Connect ad serving system and internet access costs. Gross margin declined from 22.0% for the year ended December 31, 2000 to 11.7% for the year ended December 31, 2001. The decline in margin is due to the decrease in volume, which was unable to support the fixed costs associated with 24/7 Connect and a shift in the business model of the 24/7 Website Results to a lower margin product. In the future, cost associated with ad serving will be accounted for in our Technology Solutions segment cost of revenues and an allocation based on usage will be reflected in the Integrated Media Solutions cost of revenues, making these costs variable versus fixed as they were under 24/7 Connect.

    TECHNOLOGY SOLUTIONS COST OF REVENUES AND GROSS PROFIT. The cost of technology revenues consists of time and materials for consulting contracts, the cost of equipment and broadband for our third party adserving solutions and payroll costs to deliver, modify and support software. Gross margin increased from 68.4% for the year ended December 31, 2000 to 70.7% for the year ended December 31, 2001. The slight increase is due to a change in the mix of revenue toward higher margin products. Impacting the margin going forward will be the sale of Exactis (acquired June 2000 and sold May 2001) whose product had a high gross margin which will be offset by the addition of our Open AdStream product (acquired with Real Media) included for only two months of 2001.

    OPERATING EXPENSES. Each of sales and marketing, general and administrative, product development expenses decreased significantly in the year ended December 31, 2001 compared to the year ended December 31, 2000 as a result of our restructuring activities, the decisions to discontinue the AwardTrack product and exit Latin America and the sale of Sabela and Exactis. The disposal of these divisions resulted in a decrease of the above expenses by $26.9 million from prior year. In addition, amortization expense decreased significantly from 2000 principally due to the significant impairment charge related to goodwill and other intangible assets taken in the fourth quarter of 2000 and throughout 2001. While operating expenses decreased in dollar terms, they increased as a percentage of revenue. This is due to the timing difference between the significant decrease in revenue and the completion of our efforts to restructure and rationalize the Company as a result of the decreased revenue. The majority of our rationalization efforts have been completed as of December 31, 2001 and the resulting cost structure is appropriately proportioned to current revenues, yet poised to take advantage of any upturn in the market.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of sales force salaries and commissions, advertising expenditures and costs of trade shows, conventions and marketing materials. Sales and marketing expenses increased as a percentage of revenue from 29.9% for the year ended December 31, 2000 to 42.9% for the year ended December 31, 2001. Due to our successful rationalization efforts, we expect sales and marketing expense to be less than 30% of revenue in the future.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of compensation, facilities expenses and other overhead expenses incurred to support the business. General and administrative expenses increased as a percentage of revenue from 34.2% for the year ended December 31, 2000 to 71.9% for the year ended December 31, 2001. We expect general and administrative expenses to be less than 50% of revenue in the future.

    PRODUCT TECHNOLOGY EXPENSES. Product technology expenses consist primarily of compensation and related costs incurred to further enhance our ad serving and other technology capabilities. Product technology expenses increased as a percentage of revenue from 11.8% for the year ended December 31, 2000 to 25.1% for the year ended December 31, 2001. We expect product technology expenses to decrease to approximately 15% of revenue as we scale our research and development budget in line with the current market conditions.

    AMORTIZATION OF GOODWILL, INTANGIBLES AND ADVANCES. Amortization of goodwill, intangibles and advances was $14.1 million for the year ended December 31, 2001 and $111.0 million for the year ended December 31, 2000. The decrease is due to impairment charges taken at the end of 2000 and during the first half of 2001 for Exactis, Sabela, AwardTrack, iPromotions, ConsumerNet and Website Results (see note 3 to the consolidated financial statements). The sale of Exactis in May 2001 also contributed to the decline.

    Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards Board No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 142 eliminates the amortization of goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with finite lives and addresses impairment testing and recognition for goodwill and intangible assets.

    The amortization expense and net loss from continuing operations for the 12 month periods ended December 31, 2001, 2000 and 1999, respectively, had SFAS No. 142, been applied for these periods is as follows:

                                                                        FOR THE 12 MONTHS ENDED DECEMBER 31,
                                                                           2001            2000        1999
                                                                        ----------      ----------   ---------
Net loss from continuing operations.............................        $ (199,595)     $ (779,922)  $ (39,062)
Add back: goodwill amortization.................................             7,826          91,738      15,627
                                                                        ----------      ----------   ---------
  Adjusted net loss from continuing operations..................        $ (191,769)     $ (688,184)  $ (23,435)
                                                                        ==========      ==========   =========

Basic and diluted net loss per Share:
Net loss per share from continuing operations...................        $    (3.14)     $   (21.99)  $   (1.49)
Add back: goodwill amortization                                               0.18            2.75        0.78
                                                                        ----------      ----------   ---------
  Adjusted net loss per share from continuing operations........        $    (2.96)     $   (19.24)  $   (0.71)
                                                                        ==========      ==========   =========

Although SFAS No. 142 requires disclosure of these amounts to reflect the impact of adoption in 2001, 2000 and 1999 results, there can be no assurance that the add back of amortization expense would not have resulted in additional impairment charges in each of the respective years.

   STOCK-BASED COMPENSATION. Stock based compensation of $1.7 million for the year ended December 31, 2001 consists of $1.1 million in amortization of deferred compensation for restricted shares issued to certain employees and $0.6 million in amortization of deferred compensation from acquisitions. The $4.5 million for the year ended December 31, 2000 consists of a $1.4 million charge for unregistered shares issued to employees, $0.9 million in amortization of deferred compensation from acquisitions, $2.1 million in amortization of deferred compensation for restricted shares issued to certain employees and $0.1 million in stock to be given as bonuses to certain employees.

    WRITE OFF OF ACQUIRED IN PROCESS TECHNOLOGY AND MERGER RELATED COSTS. Write off of acquired technology and merger related costs of $0.6 million for the year ended December 31, 2000 consists of acquired in-process technology of $0.1 million from the acquisition of iPromotions. The remaining expense consisted primarily of consultant costs related to the integration of our numerous acquisitions.

    RESTRUCTURING AND EXIT COSTS. During the years ended December 31, 2001 and 2000, restructuring charges of approximately $18.2 million and $11.7 million, respectively, were recorded by us in accordance with the provisions of EITF 94-3, and Staff Accounting Bulletin No. 100. Our restructuring initiatives in 2001 were to reduce employee headcount, consolidate operations and reduce office space in order to better align its sales, development and administrative organization and to position the Company for profitable growth consistent with our long-term objectives. The 2001 restructurings involved the involuntary termination of approximately 150 employees, the exiting of two offices, a reduction of space at two additional offices, and the abandonment of our Connect adserving solution. The $18.2 million charge consists of severance of $2.2 million, acceleration of restricted stock grants of $0.1 million, office closing costs of $0.2 million, disposal of fixed assets related to offices of $1.2 million, disposal of fixed assets related to Connect of $13.9 million, and other exit costs of $1.2 million primarily related to contracts for Connect offset by a reversal of $0.6 million of unutilized reserve resulting from the sale of Exactis. The restructuring charge includes non-cash charges of approximately $15.1 million.

    The 2000 restructuring involved the involuntary termination of approximately 200 employees, the exiting of six sales office locations, a significant reduction of space at two additional offices, and the abandonment of the our AwardTrack subsidiary. As of December 31, 2000, we entered into negotiations to sell Sabela and recorded its assets at their estimated realizable value. We recorded a $11.7 million charge to operations consisting of severance of approximately $3.2 million, lease exit costs of approximately $1.7 million, acceleration of restricted stock grants of approximately $0.9 million and the write down of assets to net realizable value primarily related to AwardTrack and Sabela and certain leasehold improvements of $5.5 million, and other exit costs of approximately $0.4 million. This amount includes non-cash charges of approximately $6.4 million.

    GAIN ON SALE OF ASSETS, NET. The $2.0 million gain for the year ended December 31, 2001 consists of gains of $6.1 million on the sale of Sabela and $0.3 million on the sale of the intellectual property of AwardTrack offset by a loss of $4.4 million on the sale of Exactis. As of December 31, 2001, there is approximately $0.8 million of deferred gain related to the sale of Exactis, which will be recognized as a gain on sale of assets when the corresponding prepaid service amounts are utilized and another $0.8 million when the escrow balance is released (see note 5 to the consolidated financial statements).

    IMPAIRMENT OF INTANGIBLES ASSETS. We perform on-going business reviews and, based on quantitative and qualitative measures, assess the need to record impairment losses on long-lived assets used in operations when impairment indicators are present. Where impairment indicators were identified, we determined the amount of the impairment charge by comparing the carrying values of goodwill and other long-lived assets to their fair values.

    Through August 2000, we completed numerous acquisitions that were financed principally with shares of our common stock and were valued based on the price of the common stock at that time. Starting with the fourth quarter of 2000, we reevaluated the carrying value of our businesses on a quarterly basis. The revaluation was triggered by the continued decline in the Internet advertising and marketing sectors throughout 2000 and 2001. In addition, each of these entities have experienced declines in operating and financial metrics over several quarters, primarily due to the continued weak overall demand of on-line advertising and marketing services, in comparison to the metrics forecasted at the time of their respective acquisitions. These factors significantly impacted current projected revenue generated from these businesses. Our evaluation of impairment was also based on achievement of the unit's business plan objectives and milestones, the fair value of each business unit relative to its carrying value, the financial condition and prospects of each business unit and other relevant factors. The business plan objectives and milestones that were considered included, among others, those related to financial performance, such as achievement of planned financial results, and other non-financial milestones such as successful deployment of technology or launching of new products and the loss of key employees. The impairment analysis also considered when these properties were acquired and that the intangible assets recorded at the time of acquisition were being amortized over useful lives of 2-4 years. The amount of the impairment charge was determined by comparing the carrying value of goodwill and other long-lived assets to fair value at each respective period end.

    Where impairment was indicated, we determined the fair value of its business units based on a market approach, which included an analysis of market price multiples of companies engaged in similar businesses. To the extent that market comparables were not available, we used discounted cash flows in determining the value. The market price multiples are selected and applied to the business based on the relative performance, future prospects and risk profile of the business in comparison to the guideline companies. The methodology used to test for and measure the amount of the impairment charge was based on the same methodology used during the initial acquisition valuations. As a result, during our review of the value and periods of amortization of both goodwill and certain other intangibles it was determined that the carrying value of goodwill and certain other intangible assets were not recoverable. The other intangible assets that were determined to be impaired related to the decline in fair market value of acquired technology, a significant reduction in the acquired customer bases and turnover of workforce which was in place at the time of the acquisition of these companies.

    As a result, we determined that the fair value of goodwill and other intangible assets attributable to several of our operating units were less than their recorded carrying values. In addition, during 2000, we abandoned operations of our AwardTrack subsidiary and entered into negotiations for the sale of our Sabela subsidiary. In January 2002, we sold our IMAKE division. We recorded Sabela's assets at their estimated realizable value at December 31, 2000 and 2001, respectively. As a result of these actions, we wrote off all remaining goodwill and intangible assets related to AwardTrack and Sabela. Accordingly, we recognized $56.7 million and $494.9 million in impairment charges to adjust the carrying values in 2001 and 2000 respectively. Impairments taken were as follows:

                                                      2001            2000
                                                    ---------      ----------
                                                         (in millions)
WSR.............................................    $    26.9      $     21.3
ConsumerNet.....................................         25.3              -
Exactis.........................................          4.5           367.3
Sabela..........................................           -             47.9
iPromotions.....................................           -              2.9
AwardTrack......................................           -             55.5
                                                    ---------      ----------
                                                    $    56.7      $    494.9
                                                    =========      ==========

    The impairment factors evaluated may change in subsequent periods, given that our business operates in a highly volatile business environment. This could result in significant additional impairment charges in the future.

    INTEREST INCOME, NET. Interest and other income, net primarily includes interest income from our cash and cash equivalents and short-term investments and interest expense related to our capital lease obligations. Interest income, net was $0.8 million for the year ended December 31, 2001 and $1.4 million for the year ended December 31, 2000. The decrease in interest income, net for the year ended December 31, 2001 compared to December 31, 2000 was primarily attributable to a decrease in interest income earned as a result of lower cash and cash equivalent balances.

    GAIN ON SALE OF INVESTMENTS. The gain on sale of investments was $5.0 million for the year ended December 31, 2001 and $52.1 million for the year ended December 31, 2000. In 2001, these gain relate to the sale of the Company's remaining available-for-sale securities and cost based investment in Idealab!. As of December 31, 2001, the Company has sold all of its available-for-sale securities. In the year ended December 31, 2000, we sold approximately 5.2 million shares of chinadotcom stock at prices ranging from $6.63 to $40.48 per share. The shares had a cost basis of $13.8 million, which resulted in a gain of approximately $52.1 million throughout the year.

    IMPAIRMENT OF INVESTMENTS. During 2001, the Company wrote down certain of its investments and recognized impairment charges of approximately $3.1 million for other-than-temporary declines in value. Management made an assessment of the carrying value of our cost-based investments and determined that they were in excess of their carrying values due to the significance and duration of the decline in valuations of comparable companies operating in the Internet and technology sectors. The write down of cost based investments was $0.6 million related to Media-Asia. Management also recognized that the decline in value of our available-for-sale investments in Network

Commerce and i3Mobile were other-than-temporary and recorded an impairment of $2.3 million and $0.2 million, respectively.

    LOSS FROM DISCONTINUED OPERATIONS. On August 6, 2001, the Company determined that it would cease funding to its European subsidiaries and communicated that to 24/7 Europe NV's Board of directors. Management of 24/7 Europe has shut down all operations. Approximately $30.5 million and $24.0 million of the loss from discontinued operations in 2001 and 2000, respectively, related to 24/7 Europe. All revenue, cost and expenses related to the discontinued business are included in this line for the current period and prior periods have been reclassified to reflect this presentation in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions".

    On January 22, 2002, the Company completed the sale of its wholly owned subsidiary, IMAKE. In accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", we accounted for the operations of this component as a discontinued operation. Approximately $29.7 million and $22.3 million of the loss from discontinued operations in 2001 and 2000, respectively, related to IMAKE. The consolidated financial statements have been revised to reflect the sale of the IMAKE subsidiary as a discontinued operation in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment of Long-Lived Assets". See footnote 4(b) to the Consolidated Financial Statements.

RESULTS OF OPERATIONS--2000 COMPARED TO 1999

REVENUES

    INTEGRATED MEDIA SOLUTIONS. Our Integrated Media Solutions revenues increased $37.5 million, or 44.5% to $121.9 million for the year ended December 31, 2000 from $84.4 million for the year ended December 31, 1999. The increase in revenue was due to an increase in online spending, an increase in volume across our network, significant expansion in the types of email services that we offer, dramatic increase in the number of opt-in email addresses under management and the addition of delivering targeted search engine traffic. A significant portion of our growth and the expansion into new service offerings was due to our acquisitions of Canada in the second quarter of 1999, ConsumerNet in the third quarter of 1999, Latin America in the fourth quarter of 1999 and Website Results in the third quarter of 2000.

    TECHNOLOGY SOLUTIONS. Our Technology Solutions segment was formed with our acquisition of Sabela Media, Inc. in January 2000 and increased with our acquisition of Exactis.com, Inc. in June 2000. Technology revenues were $16.5 million for the year ended December 31, 2000.

COST OF REVENUE AND GROSS PROFIT

    INTEGRATED MEDIA SOLUTIONS COST OF REVENUES AND GROSS PROFIT. The cost of revenues consists primarily of fees paid to affiliated Web sites, which are calculated as a percentage of revenues resulting from ads delivered on our Network, third party ad serving costs, depreciation of our 24/7 Connect ad serving system, list provider royalties and Internet access. We completed the transition of our 24/7 Network in the United States to 24/7 Connect in the third quarter of 2000.

    Gross profit dollars increased due to the increase in revenue; however, the gross margin decreased from 27.1% for the year ended December 31, 1999 to 22.0% for the year ended December 31, 2000. The decline in margin is due to increased competition in the marketplace, the cost to exit our least profitable advertising contracts and increases in the amounts of unsold inventory, which diluted the effective price of delivered advertising impressions. The margin also decreased due to the shift in the mix of our mail business from service bureau in 1999 to primarily list management and list brokerage in 2000, each of which has a lower gross margin.

    TECHNOLOGY COST OF REVENUES AND GROSS PROFIT. The cost of technology revenues consists of the cost of equipment and broadband for our third party adserving solutions. Gross margin for the year ended December 31, 2000 was 68.4%.

    OPERATING EXPENSES. Each of sales and marketing, general and administrative, product development and amortization expenses increased in the year ended December 31, 2000 compared to the year ended December 31, 1999 as a result of numerous acquisitions from July 1999 through August 2000 and expenses incurred in connection with the internal growth of our business.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of sales force salaries and commissions, advertising expenditures and costs of trade shows, conventions and marketing materials. Sales and marketing expenses increased as a result of the growth of our business and the resulting additions to sales staff as well as increased marketing expenses for expanding into new markets and new product lines, broadening our visibility and our global advertising campaign.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of compensation, facilities expenses and other overhead expenses incurred to support the growth of our business. General and administrative expenses increased as a result of the growth of our business, numerous acquisitions, the addition of new personnel and increased operating expenses. General and administrative further increased due to bad debt as a result of the difficulties facing the internet industry. We incurred approximately $9.8 million in bad debt expense for the year ended December 31, 2000, which was $9.0 million higher than for the year ended December 31, 1999 due to the significant downturn in the Internet advertising and marketing sectors.

    PRODUCT DEVELOPMENT EXPENSES. Product development expenses consist primarily of compensation and related costs incurred to further develop our ad serving and other technology capabilities. 24/7 Connect, our ad serving solution, reached the application development stage in March 1999 and we began capitalizing costs related to the project. We capitalized certain costs through June 2000 when 24/7 Connect became fully operational. During the second half of 2000, all enhancements to Connect were expensed as incurred.
In addition, product development expenses increased due to the acquisition of Exactis on June 30, 2000 which has significant new products under development.

    AMORTIZATION OF GOODWILL, INTANGIBLES AND ADVANCES. Amortization of goodwill, intangibles and advances was $111.0 million for the year ended December 31, 2000 and $15.6 million for the year ended December 31, 1999. The increase is due to the goodwill and intangibles acquired with ConsumerNet, Clickthrough, Sabela, AwardTrack, iPromotions, Exactis and Website Results. During the fourth quarter of 2000 due to triggering events, we wrote off a substantial portion of the remaining goodwill and intangible assets. See discussion of impairment of intangibles below.

    STOCK-BASED COMPENSATION. Stock based compensation of $4.5 million for the year ended December 31, 2000 consists of a $1.4 million charge for unregistered shares issued to employees, $0.9 million in amortization of deferred compensation from acquisitions, $2.1 million in amortization of deferred compensation for restricted shares issued to certain employees and $0.1 million in stock to be given as bonuses to certain employees. The expense in 1999 relates to issuance of options to a former employee for $0.2 million and amortization of deferred compensation for restricted shares issued to certain employees for $0.1 million.

    WRITE OFF OF ACQUIRED TECHNOLOGY AND MERGER RELATED COSTS. This expense consisted primarily of consultant costs related to the integration of our numerous acquisitions.

    RESTRUCTURING AND EXIT COSTS. During the fourth quarter of 2000, we recorded a restructuring charge of approximately $11.7 million. Our restructuring initiatives were to reduce employee headcount, consolidate operations and reduce office space in order to better align our sales, development and administrative organization and to position us for profitable growth consistent with our long-term objectives. This restructuring involved the involuntary termination of approximately 200 employees, the exiting of six sales office locations, a significant reduction of space at two additional offices, and the abandonment of our AwardTrack subsidiary. In addition, we had entered into negotiations to sell our Sabela subsidiary and recorded its assets at their estimated realizable value.

    In connection with the restructuring plan, we had recorded a $11.7 million charge to operations during the fourth quarter of 2000 consisting of severance of approximately $3.3 million, lease exit costs of approximately $1.7 million, acceleration of restricted stock grants of approximately $0.9 million and the write down of assets to net realizable value primarily related to AwardTrack and Sabela and certain leasehold improvements of $5.5 million, and other exit costs of approximately $0.3 million. This amount included non-cash charges of approximately $6.4 million.

    IMPAIRMENT OF INTANGIBLES ASSETS. We perform on-going business reviews and, based on quantitative and qualitative measures, assess the need to record impairment losses on long-lived assets used in operations when impairment indicators are present. Where impairment indicators were identified, management determined the amount of the impairment charge by comparing the carrying values of goodwill and other long-lived assets to their fair values.

    Through August 2000, we completed numerous acquisitions that were financed principally with shares of our common stock, and were valued based on the price of our common stock at that time (see Note 2 of our consolidated financial statements contained herein). During the fourth quarter of 2000, we reevaluated the carrying value of our businesses. Our revaluation was triggered by the continued decline in the Internet advertising and marketing sectors throughout 2000, which significantly impacted current projected advertising revenue generated from these entities. In addition, each of these entities had experienced declines in operating and financial metrics over the past several quarters, primarily due to the continued weak overall demand of on-line advertising and marketing services, in comparison to the metrics forecasted at the time of their respective acquisitions. These factors significantly impacted current projected revenue generated from these businesses. Our evaluation of impairment was also based on achievement of the unit's business plan objectives and milestones, the fair value of each business unit relative to its carrying value, the financial condition and prospects of each business unit and other relevant factors. The business plan objectives and milestones that were considered included, among others, those related to financial performance, such as achievement of planned financial results, and other non-financial milestones such as successful deployment of technology or launching of new products and the loss of key employees. The impairment analysis also considered when these properties were acquired and that the intangible assets recorded at the time of acquisition were being amortized over useful lives of 2-4 years. The amount of the impairment charge was determined by comparing the carrying value of goodwill and other long-lived assets to fair value at December 31, 2000.

    Where impairment was indicated, we determined the fair value of our business units based on a market approach, which included an analysis of market price multiples of companies engaged in similar businesses. To the extent that market comparables were not available, we used discounted cash flows in determining the value. The market price multiples were selected and applied to the business based on the relative performance, future prospects and risk profile of the business in comparison to the guideline companies. The methodology used to test for and measure the amount of the impairment charge was based on the same methodology used during our initial acquisition valuations. As a result, during management's review of the value and periods of amortization of both goodwill and certain other intangibles it was determined that the carrying value of goodwill and certain other intangible assets were not recoverable. The other intangible assets that were determined to be impaired related to the decline in fair market value of acquired technology, a significant reduction in the acquired customer bases and turnover of workforce that was in place at the time of the acquisition of these companies.

    As a result, we determined that the fair value of goodwill and other intangible assets attributable to iPromotions, Exactis and WSR were less than their recorded carrying values. In addition, we had abandoned operations of our AwardTrack subsidiary and had entered into negotiations for the sale of our Sabela subsidiary. As such we recorded Sabela's assets at their estimated realizable value. As a result of these actions, we wrote off all remaining goodwill and intangible assets related to AwardTrack and Sabela. Accordingly, we recognized $494.9 million in impairment charges to adjust the carrying values of these entities in the fourth quarter of 2000. Of this amount, $367.2 million related to Exactis, $55.5 million to AwardTrack, $47.9 million to Sabela, $21.3 million to WSR and $2.9 million to iPromotions.

    INTEREST INCOME, NET. Interest and other income, net primarily includes interest income from our cash and cash equivalents and short-term investments and interest expense related to our capital lease obligations. Interest income, net was $1.4 million for the year ended December 31, 2000 and $3.0 million for the year ended December 31,

1999. The decrease in interest income, net for the year ended December 31, 2000 compared to December 31, 1999 was primarily attributable to a decrease in interest income earned as a result of lower cash and cash equivalent balances.

    GAIN ON SALE OF INVESTMENTS. This gain relates to the sale of a portion of our chinadotcom stock. In the year ended December 31, 2000, we sold approximately 5.2 million shares of chinadotcom stock at prices ranging from $6.63 to $40.48 per share. The shares had a cost basis of $13.8 million, which resulted in a gain of approximately $52.1 million throughout 2000.

    GAIN ON EXCHANGE OF PATENT RIGHTS, NET. On November 6, 2000, we and DoubleClick, Inc. settled the DoubleClick, Inc. v. Sabela Media, Inc. and 24/7 Media, Inc. v. DoubleClick, Inc. patent litigation. Both lawsuits have been dismissed with prejudice. As part of the settlement, 24/7 Media and DoubleClick have granted each other certain rights in certain of their respective patents. Under the settlement agreement, no other terms of the settlement were to be disclosed. During the fourth quarter of 2000, proceeds from the exchange of patent rights were recorded net of related legal expenses, resulting in a gain of $4.1 million.

    IMPAIRMENT OF INVESTMENTS. During the fourth quarter of 2000, we wrote down certain of our investments and recorded impairment charges of approximately $101.4 million for other-than-temporary decline in value of certain investments. We made an assessment of the carrying value of our cost-based investments and determined that they were in excess of their carrying values due to the significance and duration of the decline in valuation of comparable companies operating in the internet and technology sectors. The write down to cost based investments were $73.9 million, of which $38.8 million related to 24/7 Media-Asia, a subsidiary of chinadotcom, $23.5 million related to Idealab!, $5.6 million to Naviant, $3.0 million to Bidland.com and $3.0 million in other investments. We also recognized that the decline in value of our available-for-sale investments in Network Commerce and i3Mobile were other-than-temporary and recorded an impairment charge of $26.4 million and $1.1 million, respectively.

    LOSS FROM DISCONTINUED OPERATIONS. On August 6, 2001, the Company determined that it would cease funding to its European subsidiaries and communicated that to 24/7 Europe NV's Board of directors. Management of 24/7 Europe has shut down all operations. Approximately $24.0 million and $9.3 million of the loss from discontinued operations in 2000 and 1999, respectively, related to 24/7 Europe. All revenue, cost and expenses related to the discontinued business are included in this line for the current period and prior periods have been reclassified to reflect this presentation in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions".

    On January 22, 2002, the Company completed the sale of its wholly owned subsidiary, IMAKE. In accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", we accounted for the operations of this component as a discontinued operation. Approximately $22.3 million of the loss from discontinued operations in 2000 related to IMAKE. The consolidated financial statements have been revised to reflect the sale of the IMAKE subsidiary as a discontinued operation in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment of Long-Lived Assets". See footnote 4(b) to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

    At December 31, 2001, we had cash and cash equivalents of $7.0 million versus $24.9 million at December 31, 2000. Cash and cash equivalents are comprised of highly liquid short term investments with maturities of three months or less. The value of our investments totaled $0 and $11.3 million at December 31, 2001 and 2000, respectively. These investments at December 31, 2000, generally related to equity ownership positions. Such investments included chinadotcom, Network Commerce, i3Mobile, Naviant, Inc. and idealab!. We used approximately $6.1 million in cash to fund these investments in 2000. In addition, we acquired majority and full ownership positions in several companies through the transfer of common stock and cash. These acquisitions included Real Media in 2001 and Imake, Sabela, AwardTrack, iPromotions, Exactis, Website Results during 2000. We acquired net cash of $6.3 million and $23.9 million in 2001 and 2000, respectively, related to our acquisitions.

    We have generated much of our liquidity through monetization of our investments primarily in chinadotcom common stock; which generated approximately $9.4 million and $65.9 million in proceeds throughout 2001 and 2000, respectively; net cash received in our acquisitions of approximately $6.3 million and $24.0 million, respectively, and $16.8 million in proceeds from the sale of our non-core assets, which included Exactis, Sabela and Awardtrack during 2001. During 2001, these proceeds were used to finance restructurings and sustain operations during a period of declining revenues. In 2000, the proceeds were used to finance growth in operations, acquisitions of subsidiaries and investments discussed above, and the purchase of property and equipment needed during this growth period. We used approximately $34.8 million and $76.6 million of cash in operating activities during 2001 and 2000, respectively, generally as a result of our net operating losses, adjusted for certain non-cash items such as amortization of goodwill and other intangible assets, gains on sales of investments and non-core assets and sale of patent, net of expenses, impairment of investments and intangibles and non-cash related equity transactions and restructuring and exit costs, and also significant decreases in accounts receivable and prepaid and other current assets which were partially offset by decreases in accounts payable and accrued expenses and deferred revenue.

    Net cash provided by investing activities was approximately $32.4 million in 2001 versus $71.3 million in 2000. The majority of the cash provided by investing activities during 2001 related to proceeds received from the sale of our non-core assets, net of expenses, proceeds from the sale of our investments, primarily chinadotcom and cash acquired in our acquisitions, net which amounted to $16.8 million, $9.4 million and $6.3 million respectively. During 2000, cash provided by investing activities related to proceeds received from our sale of a portion of our investment in chinadotcom and marketable securities, acquisitions and exchange of our patent rights, net of related expenses which amounted to $75.5 million, $24.0 million and $4.1 million respectively. In addition to our acquisitions and our investments discussed above, during 2000 we had continued to invest heavily in technology and efforts to develop our infrastructure through capital expenditures, including capitalized software. During 2001, as a result of divestitures of non-core assets and numerous restructurings, we had significantly scaled back our capital expenditures. Cash used for such expenditures totaled approximately $0.1 million and $26.4 million for 2001 and 2000, respectively. To the extent we continue to acquire additional ad serving hardware, invest in enhancing or expanding our current product lines, make cash investments in other businesses or acquire other businesses, net cash used in investing activities could continue to be significant. Currently, we have various capital and operating leases relating to the use of computer hardware, software and office space.

    The annual lease for our corporate headquarters is approximately $0.9 million per year. Total rent expense for 2001 relating to all leases was $4.4 million. As of December 31, 2001, we had obligations amounting to $0.2 million in connection with equipment purchased under capital leases. These obligations are payable at various intervals between 2001 and 2003. We expect to meet our current capital lease obligations with our cash and cash equivalents. The following table is a summary of our contractual obligations as of December 31, 2001:

                                                          LESS THAN 1                                  AFTER 5
                                               TOTAL          YEAR       1-3 YEARS      4-5 YEARS       YEARS
                                             ---------    -----------    ---------      ---------     ----------
Loan payable...........................      $   4,500    $        -     $       -      $   4,500     $       -
Operating leases.......................         16,923          3,124        5,517          4,270          4,012
Capital leases.........................            178             55          110             13
                                             ---------    -----------    ---------      ---------     ----------
                                             $  21,601    $     3,179    $   5,627      $   8,783     $    4,012

    As a result of the merger with Real Media and the decision to consolidate onto the Open AdStream technology platform, we have excess equipment and did not budget for a significant amount of capital expenditures in 2002.

    The Company has various employment agreements with employees, the majority of which are for one year with automatic renewal. The obligation under these contracts is approximately $2.8 million for 2002 including salary and performance based target bonuses. These contracts call for severance in the event of involuntary termination which range in amount from two months to two years' salary. All European employees have employment contracts as required by local law. The majority of these contracts allow for resignation or termination by either party at any time, according to the notice period provisions contained in the employment contracts, or according to the minimum notice period as mandated by local law. The contracts, or if no expressed provision is included in the contract, local law, also require severance for involuntary terminations ranging from one to six months. As of January 31, 2002, there were approximately 80 employees in Europe whose annualized base salaries were approximately $3.1 million.

    As of December 31, 2001, we had approximately $4.3 million remaining of cash outlay obligations relating to restructuring and exit costs. These amounts consist primarily of severance and rent exit costs which are being paid ratably. We paid the majority of these costs in the first quarter of 2002 and expect all remaining amounts will be paid by the end of the second quarter of 2002.

    No provision for federal or state income taxes has been recorded because we incurred net operating losses for all periods presented. At December 31, 2001, we had approximately $173.4 million for continuing operations and $1.3 million for discontinued operations of US net operating loss carryforwards and $1.1 million of foreign net operating loss carryforwards, and a net capital loss carryforward of at least $56.8 million. Foreign net operating loss carryforwards have been reduced to reflect the disposition of the international operations of 24/7 Europe NV. Our net operating loss carryforwards expire in various years through 2021, and the net capital loss carryforwards expire in 2006. As a result of various equity transactions during 2000, 1999 and 1998, we believe the Company has undergone an "ownership change" as defined by section 382 of the Internal Revenue Code. Accordingly, the utilization of a substantial part of the net operating loss carryforwards is limited. Due to our history of operating losses and the
Section 382 limitation, there is substantial uncertainty surrounding whether we will ultimately realize our deferred tax assets. Accordingly, these assets have been fully reserved. During 2001 and 2000, the valuation allowance increased by $50.1 million and by $41.1 million respectively. Of the total valuation allowance of $103.1 million, tax benefits recognized in the future of approximately of $4.6 million will be applied directly to additional paid-in capital. This amount relates to the tax effect of employee stock option deductions included in our net operating loss carryforward.

    Our capital requirements depend on numerous factors, including market demand of our services, the capital required to maintain our technology, and the resources we devote to marketing and selling our services. We have received a report from our independent accountants containing an explanatory paragraph stating that our recurring losses from operations since inception and working capital deficiency raise substantial doubt about our ability to continue as a going concern. Management believes that the support of our vendors, customers, stockholders, and employees, among other, continue to be key factors affecting our future success. Moreover, management's plans to continue as a going concern rely heavily on achieving revenue targets, raising additional financing and controlling our operating expenses. Management believes that significant progress has been made in reducing operating expenses since the Real Media merger. In addition, management is currently exploring a number of strategic alternatives and is also continuing to identify and implement internal actions to improve our liquidity. These alternatives may include selling assets which could result in changes in our business plan. To the extent we encounter additional opportunities to raise cash, we may sell additional equity securities, which would result in further dilution of our stockholders. Stockholders may experience extreme dilution due to both our current stock price and the significant amount of financing we may be required to raise. These securities may have rights senior to those of holders of our common stock. We do not have any contractual restrictions on our ability to incur debt. Any indebtedness could contain covenants, which would restrict our operations.

    With the acquisition of Real Media, Inc. in October 2001, the Company acquired a note payable of $4.5 million to Publigroupe, who as a result of the merger is a significant shareholder. The note bears interest at 4.5% and principal and interest are due on October 30, 2006. In addition, in accordance with the Real Media purchase agreement in January 2002, the Company received cash of $1.5 million and signed a promissory note bearing interest at 6%, with interest and principal due in January 2005. If the Company achieves certain target operating results for the three months ended March 31, 2002 it will be entitled to receive another $1.5 million in exchange for a 6% three-year promissory note.

    On March 21, 2001, we entered into a common stock purchase agreement with Maya Cove Holdings. The agreement gives us the ability to sell our common stock to Maya pursuant to periodic draw downs once a Registration Statement covering these shares has been declared effective by the SEC. The draw downs would be subject to our ability to continue trading on the Nasdaq, our trading volumes and prices and our ability to comply with securities registration requirements for this type of facility. Based on current market price, we estimate the maximum potential draw down is approximately $2.0 million. To date, no amounts have been drawn under this facility. There can be no assurances that it will provide the resources necessary to fund our needs and we are continuing to evaluate other fund raising vehicles.

   On January 22, 2002, we completed the sale of our wholly owned subsidiary, Imake, to Schaszberger Corporation. Under the terms of the sale, the purchase price payable to Schaszberger Corporation payable to us was up to approximately $6.5 million for the stock of Imake consisting of $2.0 million in the form of a 6% four year secured note due in January 2006, approximately $0.5 million in cash consideration, and a potential earnout of up to $4.0 million over the next three years based on gross revenue. Additionally, we received Series A preferred stock of Schaszberger Corp which, as of the closing date, represented 19.9% of the buyer. The note is secured by certain assets of Imake and is guaranteed by Schaszberger Corporation. We have recorded the consideration received at its estimated fair value of $0.5 million for the note receivable and $1.5 million for the earnout as part of assets held for sale at December 31, 2001. In January 2002, we received the cash consideration of $0.5 million for the note receivable and have received the monthly earnout payments as scheduled.

    Pursuant to the sale of Exactis to Experian, $1.5 million was to be held in escrow until August 2002. This amount has been reflected as restricted cash in the consolidated balance sheet as of December 31, 2001. We received a letter from Experian alleging that we made certain misrepresentations and omissions in connection with the sale. On March 28, 2002, we reached a settlement agreement with Experian whereby we authorized the escrow agent to release $750,000 to Experian and Experian authorized the escrow agent to release the remaining balance of approximately $780,000 to us. The funds have been received by us.

    Despite significant rationalizations in our cost structure, our current cash and other resources may not be sufficient to meet our anticipated operating cash needs for 2002. We have limited operating capital and no current access to any meaningful funds. Our continued operations therefore may depend on our ability to raise additional funds through sale of equity or debt financing or another strategic transaction that raises capital. We are in discussion with several potential sources of financing, however, we cannot be certain that we will be able to sell additional equity or issue debt securities in the future or that additional financing will be available to us on commercially reasonable terms, or at all.

2002 DEVELOPMENTS

  In accordance with the Real Media purchase agreement in January 2002, the Company received cash of $1.5 million and signed a promissory note bearing interest at 6%, with interest and principal due January 2005. If the Company achieved certain target operating results for the three months ended March 31, 2002 it was entitled to receive another $1.5 million in exchange for a 6% three-year promissory note. The Company achieved these target operating results for the three months ended March 31, 2002 and it received another $1.5 million in exchange for a 6% three-year promissory note.

    On May 3, 2002, the Company completed the sale of certain assets related to its Email management product, including customer contracts, certain intangibles and employee relationships, to 24/7 Mail, Inc., a wholly owned subsidiary of Naviant, Inc. Under the terms of the sale, the purchase price payable is up to $4.5 million. The purchase price is comprised of (i) $1.0 million that was paid at closing; (ii) $1.0 million in the form of a non-interest bearing installment note with $350,000 due in ninety days, $350,000 due in one hundred and eighty days and $300,000 due in two hundred seventy days from closing; (iii) an earn-out payable quarterly over the next 45 months, based on 5% of Net Revenue (as defined in the Asset Purchase Agreement), with minimum payments of $600,000 and a maximum of $2.0 million. Lastly, pursuant to a $500,000 non-interest bearing installment note, half of which is payable on each of April 30, 2004 and April 30, 2005, Naviant has the option either to (i) issue to the Company a number of shares currently comprising 19.9% of 24/7 Mail, Inc., or (ii) pay the Company cash in lieu of the shares. The consideration paid to the Company was determined as a result of arms-length negotiations between the buyer and the Company.

    On July 30, 2002, the Company received a letter from Naviant alleging that the Company made certain misrepresentations with respect to Naviant's purchase of the assets of the US Mail product. Naviant claimed damages of approximately $2.3 million, which it intended to offset against the amounts due to the Company. On October 3, 2002, the parties agreed to resolve the dispute through the immediate payment of $1.25 million by Naviant to the Company. Naviant agreed to waive any further claims with regard to the specific representation in dispute; however, certain representations made by the Company under the Asset Purchase Agreement dated as of April 30, 2002 among the Company, 24/7 Mail Inc. and Naviant Inc. continue in effect and Naviant may have the right to bring claims with respect to such representations until June 30, 2003. As a result of the settlement, the Company will write-off the approximately $0.9 million remaining amount due from Naviant in the third quarter. The $1.25 million was received by the Company on October 4, 2002.

    On July 2, 2002, the Company entered into a Series A and Series A-1 Preferred Stock and Common Stock Warrant Purchase Agreement with Sunra Capital Holdings Limited ("Sunra"), which was subsequently amended on August 7, 2002. Pursuant to this Agreement, upon receipt of stockholder approval, which was obtained on September 10, 2002, Sunra invested a total of $8.0 million in Series A Preferred Stock of the Company in exchange for 125,000 Series B Preferred Stock.

    On September 19, 2002, the Company acquired certain assets of Vflash d/b/a NowMarketing ("NowMarketing"), a New York based marketing services firm in exchange for 4.1 million shares of common stock. In conjunction with the acquisition, Now Marketing's ultimate parent, Elron Electronic Industries Ltd, made a $1.25 million direct investment into the Company in exchange for 125,000 shares of Series B Preferred Stock, which is convertible into common stock of the Company, at any time, at the option of the holder thereof, at a conversion price of $0.2066 per common share.

MARKET FOR COMPANY'S COMMON EQUITY

The shares of our common stock are currently listed on the Nasdaq national market. Due to the low share price of our common stock, in February 2002, we received a letter from Nasdaq stating that they have determined that we have failed to meet Nasdaq's minimum listing requirements and as a result, our common stock could be delisted if we did not satisfy the minimum $1.00 bid price requirement for at least ten consecutive days by May 15, 2002.

As a result, the Company transitioned its listing to the Nasdaq SmallCap Market. On August 13, 2002, we received a letter from Nasdaq informing us that we met the minimum listing requirement of $5 million in Stockholder's equity at the measurement time and that our common stock will remain listed on Nasdaq SmallCap for an additional 180 days. Should our stock price remain consistently below $1.00, we will be deemed to be out of compliance with the Nasdaq requirements and will have to explore certain avenues, including a potential reverse stock split, to increase our stock price above $1.00 and thus regain compliance. There can be no assurance that the Company will be able to maintain its Nasdaq listing in the future.

Our failure to meet NASDAQ's maintenance criteria may result in the delisting of our common stock from Nasdaq. In such event, trading, if any, in the securities may then continue to be conducted in the non-NASDAQ over-the-counter market in what are commonly referred to as the electronic bulletin board and the "pink sheets". As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of the securities. In addition, we would be subject to a Rule promulgated by the Securities and Exchange Commission that, if we fail to meet criteria set forth in such Rule, imposes various practice requirements on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the Rule may have a materially adverse effect on the ability of broker-dealers to sell the securities, which may materially affect the ability of shareholders to sell the securities in the secondary market.

Delisting could make trading our shares more difficult for investors, potentially leading to further declines in share price. It would also make it more difficult for us to raise additional capital. We would also incur additional costs under state blue sky laws to sell equity if we are delisted.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 eliminates the amortization of goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with finite lives and addresses impairment testing and recognition for goodwill and intangible assets. The Company has completed its initial transitional goodwill impairment assessment in the second quarter of 2002 and determined that there was no impairment of goodwill.

    Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived
Assets to be Disposed Of." SFAS No. 144 establishes a single model for the impairment of long-lived assets and broadens the presentation of discontinued operations to include more disposal transactions. In accordance with the adoption of SFAS No. 144, the sale of IMAKE in January 2002 has been treated as a discontinued operation.

    The Company assesses goodwill for impairment annually unless events occur that require more frequent reviews. Long-lived assets, including amortizable intangibles, are tested for impairment if impairment triggers occur. Discounted cash flow analyses are used to assess nonamortizable intangible impairment while undiscounted cash flow analyses are used to assess long-lived asset impairment. If an assessment indicates impairment, the impaired asset is written down to its fair market value based on the best information available. Estimated fair market value is generally measured with discounted estimated future cash flows. Considerable management judgment is necessary to estimate undiscounted and discounted future cash flows. Assumptions used for these cash flows are consistent with internal forecasts. See Management's Discussion and Analysis -"Amortization of Goodwill, Intangibles and Advances" and note 3 to the consolidated financial statements for the SFAS No. 142 transitional disclosures.

ITEM 7A. QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

    Cash and cash equivalents are investments with original maturities of three months or less. Therefore, changes in the market's interest rates do not affect the value of the investments as recorded by 24/7 Real Media.

    Our accounts receivables are subject, in the normal course of business, to collection risks. We regularly assess these risks and have established policies and business practices to protect against the adverse effects of collection risks. Due


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to the current economic environment, we believe that we have sufficiently provided for any material losses in this area, however, there can be no assurance that unanticipated material losses may not result.

    We transact business in various foreign countries. Accordingly, we are subject to exposure from adverse movements in foreign currency exchange rates. This exposure is primarily related to revenue and operating expenses the United Kingdom and in countries which the currency is the Euro. The effect of foreign exchange rate fluctuations for 2001, 2000 and 1999 was not material. We do not use derivative financial instruments to limit our foreign currency risk exposure.

    Our debt is at fixed rates; therefore, there is no rate risk.


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